Exhibit I
                                    ---------

                      Five Year Forecast LIHTC Investments
                      ------------------------------------

($ millions)

                                 Other Taxable             Total
Year      Tax Credits            Gains (Losses)         Tax Benefits
----      -----------            --------------         ------------

2002        $  8.8                  $  9.9                  $12.8
2003           9.6                     9.3                   13.3
2004           9.2                     8.4                   12.6
2005           8.7                     7.4                   11.7
2006           8.4                     6.7                   11.1
              ----                    ----                   ----
             $44.7                   $41.7                  $61.5